MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS RECORD FIRST QUARTER FFO RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended March 31, 2007, of $7,833,000, or $0.31 per common share, as compared to net income available for common shareholders of $1,636,000, or $0.07 per common share for the same quarter of 2006. In 2007, Mid-America recorded gains from the disposition of joint venture assets and an incentive fee totaling $6,406,000, as well as gains on insurance proceeds of $510,000. In the first quarter of 2006, Mid-America recorded a charge of $550,000 for debt extinguishment.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $24,092,000, or $0.87 per share/unit for the first quarter of 2007, as compared to $20,781,000, or $0.84 per share/unit, for the same quarter of 2006. FFO per share/unit was 2 cents above the mid-point of the range of Mid-America’s guidance. Results for 2007 include FFO of 4 cents per share/unit of incentive fee from the sale of Mid-America’s interest in a joint venture property. In the first quarter of 2006, Mid-America recorded a charge of 2 cents per share/unit relating to debt extinguishment. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:
•	FFO per share/unit for the quarter is a record high.
•	Same store year-over-year revenue for the quarter grew at an average rate of 4.9%, and NOI increased 4.3%.
•	Strong pricing momentum continued: concessions dropped from 4.0% of net potential rent to 2.9%, and effective rent increased by 4.8% from the first quarter of 2006.
•	The Company wrapped up its joint venture with a large promote fee and gain on sale, and is working to put in place a new joint venture to acquire $500 million of properties over the next 3 years.
•	Redevelopment activities were robust with 420 apartment units renovated during the first quarter and rent increases averaging a strong 14%.
•
Construction and leasing at Brier Creek Phase II, a 200-unit development property are ahead of schedule with better than expected results being achieved. Construction is planned to begin in the second quarter of 2007 at two additional added-value projects, St Augustine II and Copper Ridge.

•	Mid-America’s balance sheet capacity is substantial. Debt as a percentage of gross assets at March 31, 2007, was 53%, down from 58% a year ago, and the fixed charge coverage further improved to 2.22x.

Joint Venture Activities: Strong Results
Mid-America closed the sale of its remaining joint venture property with Crow Holdings on January 12, 2007, resulting in a gain on sale of $5.4 million, plus an incentive fee (net of related costs) of $1.0 million. The sale price represented $109,000 per unit, and a cap rate of 4.6%. Mid-America received total proceeds for its equity interest of $9.7 million. Over its life, the four property joint venture with Crow Holdings generated $2.7 million in total incentive fees and a 35% IRR to Mid-America.

Potential New Joint Venture
Mid-America is in advanced stages of negotiation with a partner to establish a new joint venture, Mid-America Multifamily Fund I, LLC, (“Fund I”), in which it will have a 1/3 interest, with plans to acquire $500 million of apartment properties over the next 3 years. Mid-America expects that negotiations on the few remaining issues will be completed shortly. Fund I will focus on acquiring properties offering value-creation opportunities through capital improvements, operating enhancements and restructuring in-place financing. Mid-America expects to invest a total of approximately $60 million of equity as investments are made. Leverage within Fund I is planned at 65%.

Fund I will have the right to acquire all investment opportunities 7 years of age or older sourced by Mid-America. Mid-America will continue to seek to acquire newer properties for its own 100%-owned portfolio. Mid-America will earn property management and asset management fees, and has the opportunity to earn incentive fees upon Fund I’s conclusion, which is anticipated in 8 to 9 years.

Operating Results: Promising Upside
Eric Bolton, Chairman and CEO, said “We are off to a very promising start to the year with strong same-store performance this past quarter. The solid growth in same-store revenues of 4.9%, considering the very strong comparative benchmark of the same quarter in the prior year, supports our belief that Mid-America’s repositioned portfolio and enhanced operating platform is in great shape to capture continued strong performance. We believe that the favorable environment for apartment fundamentals will continue for several years in our Sunbelt markets, with buoyant demand and modest increases in supply. A return to sounder credit practices by mortgage lenders, the cooling of the single family housing market, the expectation of continued solid job growth in the Sunbelt markets, and the entry of the “echo-boomers” into the workforce will all lead to increasing demand for apartments. At the same time, indications are that supply pressures continue to be muted due to the rapid increase in construction costs over the last five years. Mid-America’s portfolio is positioned to capture some of the strongest positive absorption performance within the apartment REIT sector over the next few years.

“The sale of our last joint venture property with Crow Holdings in January at a 4.6% cap rate marked the end of a highly successful investment program, so we’re pleased to be negotiating to put in place a new joint venture. Our expectation is that the joint venture will acquire $500 million of properties over the next 3 years, and that separately, Mid-America will continue to acquire about $150 million of newer properties annually for its 100%-owned portfolio. This should be an attractive opportunity to add additional value through adding fee income, thereby improving our investment returns.

“The new investments we’re making in new development and redevelopment continue to offer potential for incremental growth. The roll-out of new yield management software is proceeding ahead of schedule and should further boost our ability to deliver excellent performance in 2007 and 2008.”

FFO per share/unit for the quarter increased mainly as a result of improved same-store operating performance, and because of the one-time incentive-fee received as a result of the sale of the Crow joint venture property. Our development and longer-term growth initiatives such as the acquisition last quarter of the 480-unit Talus Ranch in Phoenix, which improved occupancy from 44% to 61% in the quarter (and is 64% leased), and the construction of Brier Creek Phase II, which began to lease apartments in the quarter, diluted FFO by approximately 3 cents per share/unit.

Same Store Results: Strong Performance
Percent Change From Three Months Ended March 31, 2006 (Prior Year):
					Average
				Physical	Rental
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rate
High Growth	4.1%	3.9%	4.3%	-0.3%	3.6%
Growth & Income	4.9%	8.8%	2.0%	0.2%	2.9%
Stable Income	3.4%	5.7%	2.0%	-1.4%	4.5%
Operating Same Store	4.2%	5.8%	3.1%	-0.4%	3.6%
Total Same Store	4.9%	5.8%	4.3%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Revenue growth for the first quarter of 2007 was a solid 4.9% compared to the first quarter of 2006, despite the strong prior year performance comparison which was boosted by Hurricane Katrina evacuees moving into a number of Mid-America’s markets. Same-store concessions dropped from 4.0% of net potential rent to 2.9%, and average rent per unit increased by 3.6% to $722. Economic occupancy increased slightly from 90.0% in the same quarter a year ago to 90.1%. Twelve-month turnover was almost unchanged at 62.1% compared to 62.2% at the same time a year ago. Our high growth markets, especially Dallas, Houston, and Atlanta continued their momentum as increased occupancy enabled concessions to be reduced and set the stage for more robust rent growth.

Same store operating expenses (before property insurance and taxes) increased 4.7% compared to the year-ago period, on stepped-up maintenance activities and related expenses. Mid-America incurred additional costs in the quarter as it streamlined its turn process, significantly increasing the number of apartments available to rent, with a resultant positive impact on effective occupancy. Occupancy at the end of the first quarter increased by 70 basis points from year-end, a five-year record. These costs are budgeted to revert to more moderate levels in subsequent quarters. Property insurance increased by 42% reflecting the increase in premiums effective July 1, 2006. Property taxes were flat with the same quarter a year ago, mainly reflecting a change in the tax structure in Texas. Real estate taxes in Texas, which we record at the property level, have been partially replaced by new corporate taxes (recorded in property management expenses). Total property expenses increased by 5.8%.

NOI increased by 4.3% compared to the same quarter a year ago with strong performance from the high growth markets.

Excluded from the same-store group are 7 properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same-store performance which includes this 7-property group.

Financing, Balance Sheet: Growing Flexibility
Mid-America’s fixed charge coverage continued to improve and was 2.22x, compared to 2.12x for the same quarter a year ago, above the sector median. Debt is just 41% of total market capitalization, down from 43% a year ago, and Mid-America has over $200 million of unused debt capacity available. During the quarter, Mid-America sold approximately $13.7 million of additional common equity through its continuous equity program, all in January.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $2.96 million for the first quarter, approximately $0.11 per share/unit, resulting in AFFO of $0.76 per share/unit. Total property capital expenditures were $4.74 million, plus $2.0 million of expenditures on the redevelopment program.

Property Redevelopment: Ahead of Schedule
Redevelopment of 420 apartment units was completed in the first quarter at an average cost of $4,765, ahead of the 2007 forecast to renovate 1,500 apartments. The average cost is expected to drop as the year progresses due to an increasing focus on less-extensive renovations. The average monthly rent increase achieved on the renovated apartments is $99.

Dividend: $2.42 Annual Rate
Mid-America declared its 53rd consecutive quarterly common dividend on March 26, 2007, payable on April 30th, 2007, to holders of record on April 13, 2007.

2007 Forecast
Management is maintaining its guidance for full-year FFO per share/unit within a range of $3.40 to $3.60 per share/unit. This includes 2 cents of non-cash expense associated with calling its Series F Preferred, planned for the fourth quarter. FFO per share/unit for the second quarter of 2007 is anticipated to be in the range of 77 cents to 87 cents, for the third quarter 83 to 93 cents, and for the fourth quarter 88 to 98 cents.

Same-Store Projections
Mid-America expects same-store NOI in 2007 to grow in a range of 5% to 6%. Revenue growth expectations for 2007 are 5% to 6%, with expense growth of 4% to 5%. Revenue growth in the second half year is projected to be more rapid than the first half due to the impact of the roll-out of the yield management software.

Projections assume a continuation of the current level of insurance expense following the policy renewal July 1, 2007, and real estate tax increases at 4%.

Acquisitions and Dispositions
The sale of two of Mid-America’s Memphis properties, Hickory Farms and Gleneagles, is expected to be completed in the second quarter. Both of these properties were part of the portfolio at the IPO in 1994, with an average age of 25 years. Mid-America has listed for sale two similar-sized properties in Jackson, Mississippi, one also an IPO property, and anticipates a sale in the fourth quarter. As mentioned above, the last of the properties held in the joint ventures with Crow Holdings was sold during the quarter.

Mid-America has under contract two properties for acquisition on which it is conducting due diligence for a total estimated price of $35 million. One or both of these may be acquired by Fund I, or by Mid-America.

Development
Leasing began during the first quarter at Brier Creek II (200 apartments in Raleigh, North Carolina), with a total of 24 apartments leased of the 48 units completed. Construction is planned to be complete at the end of 2007. St Augustine II (124 apartments in Jacksonville, Florida) will commence construction in the second quarter, with initial occupancy at the end of the year. Copper Ridge I (216 apartments in Dallas, Texas) will commence construction at the end of the second quarter.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net. Mid-America will host a conference call to further discuss first quarter results and 2007 prospects on Friday, May 4, 2007, at 9:15 AM Central Time. The conference call-in number is 888-806-9459 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 39,971 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, anticipated joint venture activity, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of Mid-America’s markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2007	2006
Property revenues	$84,957	$77,339
Management and fee income, net	34	52
Property operating expenses	(34,655)	(30,929)
Depreciation	(21,288)	(18,640)
Property management expenses	(4,449)	(2,511)
General and administrative	(2,930)	(3,361)
Income from continuing operations before non-operating items	21,669	21,950
Interest and other non-property income	94	117
Interest expense	(16,014)	(15,602)
Loss on debt extinguishment	-	(550)
Amortization of deferred financing costs	(561)	(485)
Minority interest in operating partnership income	(1,038)	(413)
Loss from investments in real estate joint ventures	(7)	(84)
Incentive fee from real estate joint ventures	1,019	-
Net gain on insurance and other settlement proceeds	510	-
Gain on dispositions within real estate joint ventures	5,387	-
Income from continuing operations	11,059	4,933
Discontinued operations:
Income from discontinued operations	265	193
Net income	11,324	5,126
Preferred dividend distribution	(3,491)	(3,490)
Net income available for common shareholders	$7,833	$1,636

Weighted average common shares - Diluted	25,289	22,366
Net income per share available for common shareholders	$0.31	$0.07

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2007	2006
Net income	$11,324	$5,126
Depreciation of real estate assets	20,971	18,302
Net gain on insurance and other settlement proceeds	(510)	-
Gain on dispositions within real estate joint ventures	(5,387)	-
Depreciation of real estate assets of discontinued operations (1)	133	290
Depreciation of real estate assets of real estate joint ventures	14	140
Preferred dividend distribution	(3,491)	(3,490)
Minority interest in operating partnership income	1,038	413
Funds from operations	24,092	20,781
Recurring capex	(2,958)	(2,982)
Adjusted funds from operations	$21,134	$17,799

Weighted average common shares and units - Diluted	27,778	24,885
Funds from operations per share and unit - Diluted	$0.87	$0.84
Adjusted funds from operations per share and unit - Diluted	$0.76	$0.72

(1) Amounts represent depreciation taken before communities classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31,	December 31,
	2007	2006
Assets
Real estate assets
Land	$205,663	$206,635
Buildings and improvements	1,917,577	1,921,462
Furniture, fixtures and equipment	52,714	51,374
Capital improvements in progress	26,116	20,689
Accumulated depreciation	(559,398)	(543,802)
Land held for future development	2,360	2,360
Commercial properties, net	7,010	7,103
Investments in and advances to real estate joint ventures	-	3,718
Real estate assets, net	1,652,042	1,669,539
Cash and cash equivalents	6,375	5,545
Restricted cash	4,085	4,145
Deferred financing costs, net	16,018	16,033
Other assets	33,938	38,865
Goodwill	4,105	4,472
Assets held for sale	16,550	8,047
Total assets	$1,733,113	$1,746,646

Liabilities and Shareholders' Equity
Liabilities
Notes payable	$1,183,688	$1,196,349
Accounts payable	1,690	2,773
Accrued expenses and other liabilities	53,455	57,919
Security deposits	7,961	7,670
Liabilities associated with assets held for sale	411	269
Total liabilities	1,247,205	1,264,980
Minority interest	32,792	32,600
Redeemable stock	3,017	3,418
Shareholders' equity
Series F cumulative redeemable preferred stock	5	5
Series H cumulative redeemable preferred stock	62	62
Common stock	253	251
Additional paid-in capital	828,828	814,006
Accumulated distributions in excess of net income	(387,020)	(379,573)
Accumulated other comprehensive income	7,971	10,897
Total shareholders' equity	450,099	445,648
Total liabilities and shareholders' equity	$1,733,113	$1,746,646

SHARE AND UNIT DATA (in thousands)

	Three months ended
	March 31,
	2007	2006

Weighted average common shares - Basic	25,087	22,134
Weighted average common shares - Diluted	25,289	22,366
Weighted average common shares and units - Basic	27,576	24,653
Weighted average common shares and units - Diluted	27,778	24,885
Common shares at March 31 - Basic	25,183	22,446
Common shares at March 31 - Diluted	25,383	22,678
Common shares and units at March 31 - Basic	27,672	24,962
Common shares and units at March 31 - Diluted	27,873	25,194

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures.
As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.